FOR MORE INFORMATION:

Company Contact

Michael R. Cox

Chief Financial Officer

Phone:  765.497.5829

mcox@BASinc.com

Agency Contact

Neil Berkman

Berkman Associates

Phone:  310.477.3118

info@berkmanassociates.com

BASi Reports Fiscal 2012 First Quarter Results

WEST LAFAYETTE, Indiana — February 10, 2012 — Bioanalytical Systems, Inc. (NASDAQ: BASI) (BASi) today announced financial results for the first quarter of fiscal 2012.

For the three months ended December 31, 2011, revenue decreased 7.1% to $7,516,000 compared to $8,090,000 for the first quarter of fiscal 2011. The net loss for the first quarter of fiscal 2012 was $1,491,000, or $0.21 per share, compared to net income of $310,000, or $0.06 per share, for the first quarter of fiscal 2011.

Cash flow from operations was $590,000 for this year's first quarter compared to $737,000 for the first fiscal quarter of 2011.

At December 31, 2011, BASi reported cash and cash equivalents of $2,412,000, total long-term obligations of $1,118,000, and shareholders' equity of $14,173,000, or $2.03 per outstanding share. Current liabilities at December 31, 2011 included mortgage debt of approximately $6,300,000 that matures in November 2012. The Company intends to refinance this amount in lieu of making balloon payments for the remaining principal balances. At September 30, 2011, cash and cash equivalents were $2,963,000, working capital was $526,000, total long-term obligations were $6,913,000, and shareholders' equity was $15,586,000, or $2.26 per outstanding share.

CEO Comments

"Revenue in the first quarter was below our expectations, primarily because of the delay of a large toxicology contract during the period. Together with the planned increase in staff and equipment associated with our capacity expansion program and new initiatives in support of our clients' drug discovery efforts, including the recently launched Discovery Center located in our headquarters facility in West Lafayette, this resulted in a sharp decrease in gross margin. During the first quarter, we also expanded the sales team for our European operations and increased our advertising and marketing spending as compared to the first three months of fiscal 2011, in line with our strategic growth plan. We do not expect any further increases in our cost structure in coming quarters and are exploring ways to reduce operating costs in the future. We believe that the investments we already have made in our laboratory capabilities and capacity, corporate infrastructure, and marketing program will support higher revenue beginning in the current quarter," said President and CEO Tony Chilton.

Dr. Chilton added, "New drug discovery and development rely increasingly on outsourcing. We are taking advantage of BASi's more than 35 years of contract research experience to expand our business with the growing population of small biotech and pharmaceutical companies that have become a major force in new drug discovery, even as we build our historically close relationships with major pharmaceutical clients. In the first quarter, we invested to develop our capabilities to attract and deliver on profitable new business we are aiming for going forward. We are confident that this is the right strategy to grow our company and increase value for our shareholders."

Earnings Conference Call

BASi has scheduled a conference call at 11:00 a.m. EST this morning to discuss its results for the quarter. To participate in the call, dial 866.383.8009, passcode #52616162 five minutes before the start of the call. A simultaneous webcast may be accessed from the Investors tab at www.BASinc.com. The webcast will be available for replay after 2:00 p.m. EST at this same Internet address. For a telephone replay, dial 888.286.8010, passcode #91679385 after 2:00 p.m. EST.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world's leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASinc.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company's filings with the Securities and Exchange Commission.

[SEE BELOW FOR CONDENSED CONSOLIDATED FINANCIAL STATEMENTS]

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended
	December 31,
	2011	2010
Service revenue	$5,611	$6,143
Product revenue	1,905	1,947
Total revenue	7,516	8,090

Cost of service revenue	5,256	4,668
Cost of product revenue	778	706
Total cost of revenue	6,034	5,374

Gross profit	1,482	2,716
Operating expenses:
Selling	998	685
Research and development	178	112
General and administrative	1,608	1,381
Total operating expenses	2,784	2,178

Operating income (loss)	(1,302)	538

Interest expense	(189)	(235)
Other income	—	7
Income (loss) before income taxes	(1,491)	310

Income taxes	—	—

Net income (loss)	$(1,491)	$310

Other comprehensive income (loss):
Foreign currency translation adjustment	(1)	(16)

Comprehensive income (loss)	$(1,492)	$294

Basic net income (loss) per share	$(0.21)	$0.06
Diluted net income (loss) per share	$(0.21)	$0.06

Weighted common shares outstanding:
Basic	6,946	4,915
Diluted	6,946	4,981

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31,	September 30,
	2011	2011
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$2,412	$2,963
Accounts receivable:
Trade	3,353	4,073
Unbilled revenues and other	1,263	1,116
Inventories	1,862	1,636
Refundable income taxes	6	—
Prepaid expenses	501	585

Total current assets	9,397	10,373

Property and equipment, net	20,751	20,399
Goodwill	1,383	1,383
Intangible assets, net	46	54
Debt issue costs	48	75
Other assets	60	62

Total assets	$31,685	$32,346

Liabilities and shareholders' equity

Current liabilities:
Accounts payable	$2,643	$1,764
Accrued expenses	1,901	1,762
Customer advances	3,591	3,571
Income tax accruals	16	56
Revolving line of credit	1,253	1,346
Current portion of capital lease obligation	601	613
Current portion of long-term debt	6,389	735

Total current liabilities	16,394	9,847

Capital lease obligation, less current portion	1,118	1,071
Long-term debt, less current portion	—	5,842

Shareholders' equity:
Preferred shares, authorized 1,000,000 shares, no par value: 2,135 Series A shares at $1,000 stated value issued and outstanding at December 31, 2011 and at September 30, 2011	2,135	2,135
Common shares, no par value:
Authorized 19,000,000 shares; 6,972,765 issued and outstanding at December 31, 2011 and 6,945,631 at September 30, 2011	1,705	1,698
Additional paid-in capital	19,480	19,408
Accumulated deficit	(9,197)	(7,706)
Accumulated other comprehensive income	50	51

Total shareholders' equity	14,173	15,586

Total liabilities and shareholders' equity	$31,685	$32,346